Highwater Ethanol 2013 Fiscal Year Report
            From the Desk of CEO Brian Kletscher

2013 Fiscal Year Management Report for Highwater Ethanol, LLC, Lamberton, MN
Plant Efficiency: Highwater Ethanol, LLC is permitted as a 59.5 million gallon per year facility. Production rate at the facility ended the fiscal year at 57.79 mgpy, within the MPCA permits. Highwater Ethanol ground 20.042 million bushels of #2 Yellow Corn in fiscal year 2013 for an efficiency rate of 2.883 gallons of denatured ethanol per bushel of corn ground, above our projected rate of 2.88 gallons of denatured ethanol per bushel and well above the guarantee rate of 2.8 gallons of denatured ethanol per bushel of corn ground. Using the 2.8 as a guarantee and considering these efficiencies, we were able to produce 1,663,486 more gallons of denatured ethanol {a value of $3,742,843.50 @ an average price of $2.25 gal.} with savings in bushels of corn required of approximately 597,285 bushels {a value of $2,508,597.00 @ an average cost of $4.20 per bushel}. DDGS production for the fiscal year was at 128,634 tons of DDGS and 65,440 tons of Modified DGS. The DDGs and MDGs combined resulted in an efficiency rate of 16.1 pounds per bushel of corn ground, above our projected rate of 15.6 pounds per bushel ground. We have also seen other efficiencies. The natural gas usage guarantee was at 34,000 btu per gallon produced. Highwater Ethanol’s natural gas usage for the fiscal year was at 24,558 btu per gallon produced. Electrical usage also continues to be monitored. The electrical guarantee was .75 kW per gallon produced and Highwater Ethanol is at .65 kW per gallon produced for the fiscal year. These are small tweaks and savings added to the bottom line. The Highwater Ethanol management team continues to monitor our efficiencies as we believe that our efficiencies will allow Highwater Ethanol to continue to be competitive in the future.
Contribution to Local Economy: The local farm economy continues to benefit from Highwater Ethanol, as management believes we have pushed the corn market by an estimated $.12 - $.15 per bushel purchased on average resulting in approximately $3 million dollars injected into the region via increased corn prices.
Net Income: For the fiscal year 2013, Highwater Ethanol had net income of $4,824,059.00 which is significantly above our budgeted projected net income of $2,630,830.00. This net income is a significant turnaround from margins in fiscal year 2012. We continue to work hard to pay off our long term debt and this net income has certainly allowed us to stay on track. Efficiencies at your facility allowed us to operate through the tight margins in 2012 and once again return to a profitable 2013.
Marketing: Highwater Ethanol continues to be joint owners of Renewable Products Marketing Group since February 2011; we believe this move has allowed Highwater Ethanol a long term advantage in the marketing of our ethanol. This ownership has allowed us some clear advantages in marketing cost and related transportation cost. We expect that we will continue to recognize these savings into the future. Highwater Ethanol continues to market our DDGs through CHS, they continue to do a nice job of marketing our product. Highwater Ethanol also took over the marketing of MDGS on July 1, 2011; we have seen our sales of this product go from 750 tons per month to 5000 - 6000 tons per month. We have seen positive results in regards to this change in MDGS marketing. In November 2013 we entered into a contract with CHS to market our corn oil that we expect to begin producing in second quarter of fiscal 2014. The corn oil will be produced by corn oil separation equipment and related technology obtained through a leasing and licensing agreement with Butamax. Your management team continues to review contracts, new production enzymes, chemicals and related items. We also continue to review how we handle our products produced and the quality of products produced. Every item that we review has an action or reaction and we try to anticipate the end result.

Long term debt for Highwater Ethanol: The Highwater Ethanol management team is working hard to reduce the debt balance as we believe that this will allow us to optimize our ability to return money to our investors in the future. We started the fiscal year 2013 with a balance due to First National Bank of Omaha (FNBO) at $35,578,592 and the balance due to FNBO as of 10/31/2013 was $30,579,137. This is a reduction of $4,999,455 for the fiscal year 2013. In November/December 2013 we made additional payments of approximately $2,574,090 for a total debt reduction over a 13 month period of approximately $7,573,545. In fiscal year 2013, we made a partial payment to FNBO for payment due on October 1, 2014 in the amount of $736,476 leaving a partial payment due on October 1, 2014 in the amount of $13,524. Interest paid in fiscal year 2013 was approximately $3,635,989. The operating line of credit with FNBO was extended in April 2013 and now expires in April 2014. We have a Letter of Credit issued through FNBO to Northern Natural Gas in the amount of $2.5 million; this amount was reduced from $3 million dollars by Northern Natural Gas on November 1, 2013.
Our capital lease debt remains at $15,180,000.00 and all interest payments are current for the capital lease.
Permits for Highwater Ethanol: In November 2011, Highwater Ethanol received its NPDES/SDS permit which is valid to October 31, 2016. In February 2012, we received our Air Emissions permit which is valid through February 14, 2017. Since receiving approval from MPCA on these permits, Highwater Ethanol will be allowed to produce 59.5 mgpy of denatured ethanol.
Water: The water process building continues to run well with the upsizing of RO #3 and RO #4 which was included in our NPDES permit. This upgrade was completed in April 2012 and has allowed us to recover additional water through our water treatment process while reducing the water hauled to the City of St. Peter by approximately 66%. We also included a tile project that has allowed us to receive water from a tile line on the far west end of the property, and a neighboring property and we will continue to use water from the storm water pond. Highwater Ethanol water usage rate remains low at 2.15 gallons of water per gallon of ethanol produced.
Highwater Ethanol employees: We currently employee 39 full time employees. Our management team remains in place from one year ago; with the following as part of our team: CFO Luke Schneider, Plant Manager Greg Bergeron, Operations Manager Matt Lenning, Maintenance Manager Jon Osland, Lab Manager Lisa Landkammer, EHS Manager Shane Rasset and CEO Brian Kletscher. We have had other natural attrition of employees and we have been able to fill these positions and train employees to do the job as required.
Employee Safety: Highwater Ethanol continues to pride ourselves on employee safety; we are not saying we are flawless on errors by employees however we have been very fortunate that we had accomplished 1430 days as of December 1, 2013 without a reportable injury that resulted in loss of work time. On December 1, 2013, we did have a reportable injury. We continue to give training for all employees and monitor the facility to help reduce accidents. Part of this is the desire by all employees to take pride in their work area. Keeping it clean with no clutter helps reduce accidents.
Butamax: Butamax and Highwater Ethanol continue ongoing discussions regarding the potential to enter into the commercialization of the Butamax process to produce biobutanol at our plant. We expect the definitive agreement review may occur in the next 12 months; this process allows Highwater Ethanol the opportunity to review the Butamax process, the economic viability of this project and make an overall assessment of this project. In October 2013, Highwater Ethanol and Butamax enter into an agreement to install Butamax patented corn oil extraction system and technology at the plant. The installation began this past fall and is expected to be completed and operational in the second quarter of fiscal 2014.
Progress has been steady. We want to commend our employees for maintaining production levels and maintaining the appearance of this facility. The plant is running nice and it looks great! Thank you!!!
We will continue to take care of the present as we focus on the future!!
Brian Kletscher, CEO
Highwater Ethanol, LLC